Exhibit 10.25

AMENDMENT TO

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amendment to the Consulting Agreement (the “First Amendment”) is entered into between PhaseRx Inc., a Delaware corporation having a place of business at 410 West Harrison Street, Seattle, WA 98119 (“Company”) corporation (“Company”) and Paul H. Johnson, PhD, having a place of business at 12020 211th Place SE, Snohomish, WA 98296 (Consultant”).

RECITALS

WHEREAS, the Consultant and Company entered into a Consulting Agreement effectively dated July 2, 2013 (the “Agreement”), a copy of which is attached hereto.

WHEREAS, Consultant and Company desire to amend the Agreement to reduce the Consultant fees paid annually.

NOW, THEREFORE, Consultant and Company agree as follows:

1.0	Definitions

Unless the context clearly requires otherwise, all capitalized terms as used herein shall have the same meanings as used in the Agreement.

2.0	Amendment Date

This Amendment shall be effective as of January 2, 2014.

3.0	Amendments to Agreement

The parties agree that the Agreement shall be amended as described in this Article 3.0.

3.1	Amend Section 2, Consultant Compensation, of Exhibit A to read as follows:

Consultant

•	$20,000 in cash per year, paid in equal quarterly installments in arrears.

•	Consultant shall submit monthly invoices to the Company for any amounts owing under this Agreement and shall include a summary of time spent on Company business. Each invoice will contain enough detail to enable Company to determine the accuracy of the amount(s) billed. With each invoice, Consultant will provide: (a) a detailed itemized listing of all expenses incurred under this Agreement, and (b) receipts for any individual expenses that exceed $50. Either an original or a copy may be submitted.

•	Company shall reimburse Consultant for all reasonable, documented out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement. With respect to travel expenses, Company shall only reimburse Consultant for economy class travel unless otherwise consented to by Company. Company shall also reimburse Consultant for attendance at conferences that are pre-approved by Company. Consultant shall submit to Company all statements for expenses incurred and Services performed on a monthly basis.

4.0	No Other Waivers or Modifications; Applicability of Agreement

Except to the extent expressly modified by Article 3.0 of this Amendment, no other covenant, term, provision, condition or agreement of the parties set forth in the Agreement shall be deemed to be waived, modified or amended in any way by this Amendment. All of the recitals, covenants, terms, provisions, conditions and agreements of the parties set forth in the Agreement shall be deemed applicable to this Amendment.

5.0	Entire Agreement

The Agreements, as modified by this Amendment, constitute the entire agreement between the parties, and supersedes all prior oral or written agreements, commitments, or understandings concerning the matters provided for herein.

6.0	Counterparts

This Amendment may be executed in any number of counterparts or, if mutually agreeable to the undersigned authorized signatories for the parties, through the exchange by facsimile or other electronic means (including electronically mailed PDF or similar imaging software) of duly-signed duplicates hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PHASERX INC.		CONSULTANT

By:	/s/ Andrew J. Leon	By:	/s Paul H. Johnson

Print Name:	Andrew J. Leon	Print Name:	Paul H. Johnson, PhD

Title:	Vice President, Intellectual Property	Title:

Address:	410 W. Harrison St., Ste 300	Address:	12020 211TH Place SE

	Seattle, WA		Snohomish, WA

	98119		98296

Date:	1/23/14	Date:	1/22/14

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